Exhibit 5
[Sherwin-Williams Letterhead]
July 22, 2008
The Sherwin-Williams Company
101 Prospect Avenue, N.W.
Cleveland, Ohio 44115-1075

RE:	Registration Statement on Form S-8 of The Sherwin-Williams Company
Ladies and Gentlemen:
     I am General Counsel for The Sherwin-Williams Company, an Ohio corporation (the “Company”), and have acted in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof. The Registration Statement relates to the registration of 15,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), in connection with The Sherwin-Williams Company Employee Stock Purchase and Savings Plan (the “Plan”).
     I, or attorneys under my supervision, have examined all such corporate records of the Company, as well as made such investigation of matters of fact and law and examined such other documents, as I have deemed necessary for rendering the opinion hereinafter expressed. In rendering this opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies.
     Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares have been duly authorized and, when issued pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.
     The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Ohio.
     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. By giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ L.E. Stellato
L.E. Stellato
Vice President, General Counsel and Secretary